Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into between Nucor Corporation, a Delaware corporation, on behalf of itself and its affiliates (collectively “Nucor”), and R. JOSEPH STRATMAN (“Executive”).

WHEREAS, Executive has heretofore been employed as an at-will employee of Nucor without the benefit of a written employment agreement; and

WHEREAS, Nucor has offered Executive a promotion to the position of Executive Vice President effective September 30, 2007, and Executive has accepted the promotion; and

WHEREAS, Nucor’s promotion of Executive entitles Executive to receive substantial compensation and benefits that Executive did not have prior to his promotion; and

WHEREAS, Executive agrees and acknowledges that in his new position he will acquire greater access to and knowledge of Nucor’s trade secrets and confidential information which Executive did not have prior to his promotion, and

WHEREAS, Nucor agrees to continue to employ Executive as an at-will employee in consideration for Executive’s agreement to the various restrictions set forth herein; and

NOW, THEREFORE, in consideration for the promises and mutual agreements contained herein, the parties agree as follows:

1. Employment. Nucor agrees to employ Executive in the position of Executive Vice President, and Executive agrees to accept continued employment in this position, subject to the terms and conditions set forth in this Agreement, including the confidentiality and non-competition provisions which Executive acknowledges were discussed in detail prior to and made an express condition of his promotion to Executive Vice President.

2. Compensation and Benefits During Employment. Nucor will provide the following compensation and benefits to Executive:

(a) Nucor will pay Executive a base salary of $350,600 per year, paid not less frequently than monthly in accordance with Nucor’s normal payroll practices, subject to withholding by Nucor and other deductions as required by law. Executive’s base salary is subject to adjustment up or down by Nucor’s Board of Directors at its sole discretion and without notice to Executive.

(b) Executive will be eligible for bonuses based on the senior officer annual and long term incentive compensation plans, as modified from time to time by, and in the sole discretion of, the Board of Directors of Nucor.

(c) Executive will be eligible for those employee benefits that are generally made available by Nucor to its employees.

(d) Executive shall be eligible to participate in the senior officer equity incentive compensation plans, as modified from time to time by, and in the sole discretion of, the Board of Directors.

3. Compensation Following Termination.

(a) From the date of Executive’s termination, whether by Executive or Nucor for any or no reason, Nucor will pay Executive a monthly amount for twenty-four (24) months following Executive’s termination. The monthly amount will be computed using the following formula: the amount of Executive’s highest base salary level during the prior twelve (12) months multiplied by 3.36 and the product divided by twelve (12). The payments shall be made at the end of each month following Executive’s termination on Nucor’s regular monthly payroll date.

(b) In exchange for Nucor’s promises in this Section 3 and other good and valuable consideration, Executive agrees to strictly abide by the terms of Sections 8 through 13 of this Agreement. If Executive fails to strictly abide by the terms of Sections 8 through 13 of this Agreement, Nucor may, at its option, do any or all of the following: (i) pursue any legal remedies available to it (including but not limited to injunctive relief, damages, and specific performance), and (ii) declare the monthly payments forfeited with respect to any month during which Executive is in breach of this Agreement. Nucor may declare the monthly payments forfeited if Executive is in breach of this Agreement for any portion of the month at issue, and Executive will not be entitled to a payment for that month.

(c) If Executive is employed by Nucor at the time of Executive’s death, Nucor’s obligations to make any monthly payments under this Agreement will automatically terminate and Executive’s estate and executors will have no rights to payments under this Agreement. If Executive dies during the first twelve months following Executive’s termination from employment with Nucor, then Nucor will pay Executive’s estate the monthly payments due under this Section through the end of the twelfth (12th) month following Executive’s termination. If Executive dies twelve or more months after termination of Executive’s employment with Nucor, then Nucor’s obligations to make monthly payments under this Section will automatically terminate without the necessity of Nucor providing written notice.

4. Duties and Responsibilities; Best Efforts. While employed by Nucor, Executive shall perform such duties for and on behalf of Nucor as may be determined and assigned to Executive from time to time by members of Nucor’s Board of Directors. Executive shall devote his full time and best efforts to the business and affairs of Nucor. During the term of Executive’s employment with Nucor, Executive will not undertake other paid employment or engage in any other business activity without prior written consent of Nucor.

5. Employment at Will. The parties acknowledge and agree that this Agreement does not create employment for a definite term and that Executive’s employment with Nucor is terminable by Nucor or Executive at any time, with or without cause and with or without notice, unless otherwise expressly set forth in a separate written agreement executed by Executive and Nucor after the date of this Agreement.

6. Change in Executive’s Position. In the event that Nucor transfers, demotes, promotes, or otherwise changes Executive’s compensation or position with Nucor, the restrictions and post-termination obligations of this Agreement shall remain in full force and effect on both parties.

7. Recognition of Nucor’s Legitimate Interests. Executive understands and acknowledges that Nucor and its affiliates compete in North America in the research, manufacture, marketing, sale and distribution of steel and steel products, including but not limited to flat-rolled steel, steel shapes, structural steel, light gauge steel framing, steel plate, steel joists and girders, steel deck, steel fasteners, metal building systems, fabricated concrete reinforcing steel, cold finished steel, steel grating, wire and wire mesh. As part of Executive’s employment with Nucor, Executive acknowledges he will have access to and gain knowledge of significant secret, confidential and proprietary information of the full range of operations of Nucor, its subsidiaries and affiliates. In addition, Executive will have access to training opportunities, contact with customers and prospective customers of Nucor, it subsidiaries and affiliates, in which capacity he is expected to develop good relationships with such customers, and will gain intimate knowledge regarding the products and services of Nucor, its subsidiaries and affiliates. Executive recognizes and agrees that Nucor and its subsidiaries and affiliates have spent and will continue to spend substantial effort, time and money in developing relationships with their customers, that many customers are long term customers of Nucor, and that all customers and accounts that Executive may deal with during his employment with Nucor, including any customers and accounts acquired for Nucor by Executive, are the customers and accounts of Nucor. Executive acknowledges that Nucor’s competitors would obtain an unfair advantage if Executive disclosed Nucor’s Secret Information or Confidential Information as defined in Sections 8 and 9 to a competitor, used it on a competitor’s behalf, or if he were able to exploit the relationships he develops as an employee of Nucor to solicit business on behalf of a competitor.

8. Covenant Regarding Nucor’s Secret Information. Executive recognizes and agrees that he will have continued access to certain sensitive and confidential information of Nucor, its subsidiaries and affiliates (a) that is not generally known in the steel business, which would be difficult for others to acquire or duplicate without improper means, (b) that Nucor strives to keep secret, and (c) from which Nucor derives substantial commercial benefit because of the fact that it is not generally known (the “Secret Information”). As used in this Agreement, Nucor’s Secret Information includes, without limitation: (i) Nucor’s process of developing and producing raw material, and designing and manufacturing steel and iron products; (ii) Nucor’s process for treating, processing or fabricating steel and iron products; (iii) Nucor’s non-public financial data, strategic business plans, competitor analysis, sales and marketing data, and proprietary margin, pricing, and cost data; and (iv) any other information or data which meets the definition of “trade secrets” under applicable law. Executive agrees that unless he is expressly authorized by Nucor in writing, Executive will not use or disclose or allow to be used or disclosed Nucor’s Secret Information. This covenant shall survive until the Secret Information is generally known in the industry through no act or omission of the Executive or until Nucor knowingly authorizes the disclosure of or discloses the Secret Information, without any limitations on use or confidentiality. Executive acknowledges that he did not have knowledge of Nucor’s Secret Information prior to his employment with Nucor and that the Secret Information does not include Executive’s general skills and know-how.

9. Agreement to Maintain Confidentiality..

(a) As used in this Agreement, “Confidential Information” shall include, without limitation, financial and budgetary information and strategies; plant design, specifications, and layouts; equipment design, specifications, and layouts; product design and specifications; manufacturing processes, procedures, and specifications; data processing or other computer programs; research and development projects; marketing information and strategies; customer lists; vendor lists; information about customer preferences and buying patterns; information about prospective customers, vendors, or business opportunities; information about Nucor’s costs and the pricing structure used in sales to customers; information about Nucor’s overall corporate business strategy; and technological innovations used in Nucor’s business, to the extent that such information does not fall within the definition of Secret Information. For purposes of this Agreement, information shall not be deemed to be Confidential Information to the extent that the information (i) is in the public domain, or hereafter becomes generally known or available through no action or omission on the part of Executive; (ii) is furnished by Nucor to any person other than a subsidiary or affiliate of Nucor, without restriction on disclosure; (iii) becomes known to the Executive from a source other than Nucor, its subsidiaries or affiliates, without a breach of this Agreement or any other agreement with Nucor and without any restriction on disclosure; or (iv) is the general knowledge or skill of the Executive acquired prior to his employment with Nucor.

(b) Except as otherwise provided in this Agreement, during Executive’s employment with Nucor and at all times after the termination of Executive’s employment, Executive covenants and agrees to treat as confidential and not to negligently or intentionally disclose, and to use only for the advancement of the interests of Nucor, all Confidential Information submitted to Executive or received, compiled, developed, designed, produced, accessed, or otherwise discovered by the Executive from time to time while employed by Nucor. Executive will not disclose or divulge the Confidential Information to any person, entity, firm or company whatsoever or use the Confidential Information for Executive’s own benefit or for the benefit of any person, entity, firm or company other than Nucor. This restriction will apply throughout the world; provided, however, that if the restrictions of this Paragraph when applied to any specific piece of Confidential Information would prevent the Executive from using his general knowledge or skills in competition with Nucor or would otherwise substantially restrict the Executive’s ability to fairly compete with Nucor, then as to that piece of Confidential Information only, the scope of this restriction will apply only for the time and only within the Restricted Territory set forth in Section 10 of this Agreement.

(c) Executive specifically acknowledges that the Confidential Information, whether reduced to writing or maintained in the mind or memory of Executive, and whether compiled or created by Executive, Nucor, or any of its affiliates or customers, derives independent economic value from not being readily known to or ascertainable by proper means by others who could obtain economic value from the disclosure or use of the Confidential Information. Executive also acknowledges that reasonable efforts have been put forth by Nucor to maintain the secrecy of the Confidential Information, that the Confidential Information is and will remain the sole property of Nucor or any of its affiliates or customers, as the case may be, and that any retention and/or use of Confidential Information during or after the termination of Executive’s employment with Nucor (except in the regular course of performing his duties hereunder) will constitute a misappropriation of the Confidential Information belonging to Nucor.

10. Noncompetition.

(a) Executive hereby agrees that for the duration of Executive’s employment with Nucor, and for a period of twenty-four (24) months thereafter, Executive will NOT, within the Restricted Territory, do any of the following:

(i) Engage directly or indirectly (either as an owner, employee, consultant, or in any similar capacity) in the research, development, manufacture, marketing, sale, or distribution of steel or steel products which are the same as or similar to those in development, manufactured, and/or sold by Nucor on the date of Executive’s termination; or

(ii) Engage in work, other than during his employment with and as authorized by Nucor, that would inherently call on him in the fulfillment of his duties and responsibilities to reveal, or otherwise use the Confidential Information or Secret Information of Nucor.

(b) As used in this provision, “Restricted Territory” As used in this Agreement, the term “Restricted Territory” means the geographic area for which Executive is responsible and includes, but is not limited to, the following:

(i) All countries in which Nucor sells its steel and steel products (as defined in Section 6) or in which Nucor plans within twenty-four (24) months of Executive’s termination of employment to sell such products but if such area is deemed overbroad by a court of law, then;

(ii) North America, but if such area is deemed overbroad by a court of law, then;

(iii) The United States, Canada, Mexico, but if such area is deemed overbroad by a court of law, then;

(iv) The contiguous United States, but if such area is deemed overbroad by a court of law, then;

(v) The states in the United States in which Nucor sells its steel and steel products (as defined in Section 6), but if such area is deemed overbroad by a court of law, then;

(vi) Any state in the United States located within a six hundred mile radius of a Nucor plant or facility, but if such area is deemed overbroad by a court of law, then;

(vii) Any country in which Nucor has a plant or facility, but if such area is deemed overbroad by a court of law, then;

(viii) The states in the United States in which Nucor has a plant or facility, but if such area is deemed overbroad by a court of law, then;

(ix) Any state in the United States located within a six hundred mile radius of the locations in which the Customers and Prospective Customers (as defined in subsections 10(e)(i) and (ii) below) are located, but if such area is deemed overbroad by a court of law, then;

(x) Any state in the United States where a Customer or Prospective Customer is located with whom the Executive had contact or for whom Executive had responsibility for during the six month period immediately preceding the Executive’s separation of employment from Nucor.

(c) Executive specifically agrees that the post-termination restrictions in this Section will apply to Executive regardless of whether termination of employment is initiated by Nucor or Executive and regardless of the reason for termination of Executive’s employment. Further, Executive acknowledges and agrees that Nucor’ s payment of the compensation described in Section 3 is intended to compensate Executive for the limitations on Executive’s competitive activities described in this Section 10 for the two-year period following Executive’s employment with Nucor regardless of the reason for termination. Thus, for example, in the event that Nucor terminates Executive’s employment without cause, Executive expressly agrees that the restrictions in this Section 10 will apply to Executive notwithstanding the reasons or motivations of Nucor in terminating Executive’s employment.

11. Nonsolicitation. Executive hereby agrees for the period of twenty-four (24) months after termination of his employment, Executive will not, directly or indirectly, within the Restricted Territory, do any of the following:

(a) Solicit, contact, or attempt to influence any Customer to limit, curtail, cancel, or terminate any business it transacts with, or products it receives from Nucor, its subsidiaries or affiliates;

(b) Solicit, contact, or attempt to influence any Prospective Customer to terminate any business negotiations it is having with Nucor, its subsidiaries or affiliates, or to otherwise not do business with Nucor, its subsidiaries or affiliates;

(c) Solicit, contact, or attempt to influence any Customer to purchase products or services from an entity other than Nucor, its subsidiaries or affiliates, which are the same or substantially similar to those offered to the Customer by Nucor, its subsidiaries or affiliates; or

(d) Solicit, contact, or attempt to influence any Prospective Customer to purchase products or services from an entity other than Nucor, its subsidiaries or affiliates, which are the same or substantially similar to those offered to the Prospective Customer by Nucor, its subsidiaries or affiliates.

(e) For purposes of Section 10 of this Agreement and this Section 11, and understanding that Executive has had and will have substantial contact with customers of Nucor, its affiliates and subsidiaries, during his employment with Nucor, its affiliates and subsidiaries, the following definitions shall apply:

(i) The term “Customer” shall mean any and all customers of Nucor, its subsidiaries and affiliates, with whom Nucor, its subsidiaries and affiliates, is doing business at the time of or within the two (2) years preceding Executive’s separation from Nucor’s employ.

(ii) If the definition in subsection (e)(i) is found to be unreasonable with respect to any restriction in this Agreement to which the definition of Customer applies, then with regard to that restriction, the term “Customer” shall mean:

(A) Any customer of Nucor with whom Executive had significant contact or with whom Executive directly dealt on behalf of Nucor during the six (6) month period preceding Executive’s termination; or

(B) Any customer of Nucor with whom the direct reports of Executive had significant contact or with whom the direct reports of Executive dealt during the six (6) month period preceding Executive’s termination; or

(C) Any customer of Nucor, its subsidiaries or affiliates, about whom the Executive has obtained Secret Information or Confidential Information by virtue of his employment with Nucor;

Provided, however, that the term “Customer” shall not include any business or entity that no longer does business with Nucor without any direct or indirect interference by Executive or violation of this Agreement by Executive, and that ceased doing business with Nucor prior to any direct or indirect communication or contact by Executive.

(iii) The term “Prospective Customer” shall mean any person or entity who has not yet purchased the products or services of Nucor, but who has been targeted or identified by Nucor as a potential user of the products or services of Nucor, and whom Executive or his direct reports participated in the solicitation of or on behalf of Nucor during the six (6) months preceding his termination.

(iv) The term “Nucor” shall mean Nucor Corporation and its subsidiaries and affiliates in existence or planned during the course of Executive’s employment.

(v) The term “solicit” shall have the following meaning: to initiate contact for the purpose of promoting, marketing, or selling products or services similar to those Nucor offered during the tenure of Executive’s employment with Nucor or to accept business from Nucor’s Customers or Prospective Customers.

12. Assignment of Intellectual Property Rights.

(a) Executive hereby assigns to Nucor Executive’s entire right, title and interest, including copyrights and patents, in any idea, invention, design of a useful article (whether the design is ornamental or otherwise), and any other work of authorship (collectively the “Developments”), made or conceived during Executive’s employment by Nucor solely or jointly by Executive, or created wholly or in part by Executive, whether or not such Developments are patentable, copyrightable or susceptible to other forms of protection, where the Developments: (i) were developed, invented, or conceived within the scope of Executive’s employment with Nucor; (ii) relate to Nucor’s actual or demonstrably anticipated research or development; or (iii) result from any work performed by Executive on Nucor’s behalf.

(b) The assignment requirement in subsection (a) of this Section 12 shall not apply to an invention that Executive developed entirely on his own time without using Nucor’s equipment, supplies, facilities or Secret Information or Confidential Information except for those inventions that (i) relate to Nucor’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by Executive for Nucor.

(c) In connection with any of the Developments assigned in subsection (a) above: (i) Executive will promptly disclose them to Nucor’s management; and (ii) Executive will, on Nucor's request, promptly execute a specific assignment of title to Nucor or its designee, and do anything else reasonably necessary to enable Nucor or its designee to secure a patent, copyright, or other form of protection therefore in the United States and in any other applicable country.

(d) Nothing in this Section 12 is intended to waive, or shall be construed as waiving, any assignment of any Developments to Nucor implied by law.

13. Antipiracy. Executive agrees for a period of twenty-four (24) months after termination of his employment, Executive will not, directly or indirectly, encourage, contact, or attempt to induce any employees of Nucor, its subsidiaries or affiliates (a) with whom Executive had direct contact during the last twelve (12) months of Executive’s employment with Nucor, and (b) who are employed by Nucor, its subsidiaries or affiliates at the time of the encouragement, contact or attempted inducement, to end their employment relationship with Nucor, its subsidiaries or affiliates.

14. Severability. It is the intention of the parties to restrict the activities of Executive only to the extent reasonably necessary for the protection of Nucor’s legitimate interests. The parties specifically covenant and agree that should any of the provisions in this Agreement be deemed by a court of competent jurisdiction too broad for the protection of Nucor’s legitimate interests, the parties authorize the court to narrow, limit or modify the restrictions herein to the extent reasonably necessary to accomplish such purpose. In the event such limiting construction is impossible, such invalid or unenforceable provision shall be deemed severed from this Agreement and every other provision of this Agreement shall remain in full force and effect.

15. Enforcement. Executive understands and agrees that any breach or threatened breach by Executive of the provisions of Sections 8 through 13 of this Agreement shall be considered a material breach of this Agreement, and in the event of such a breach or threatened breath of this Agreement, Nucor shall be entitled to pursue any and all of its remedies under law or in equity arising out of such breach. If Nucor pursues either a temporary restraining order or temporary injunctive relief, then Executive waives any requirement that Nucor post a bond. Executive further agrees that in the event of his breach of any of the provisions of Sections 7 through 12 of this Agreement, unless otherwise prohibited by law:

(a) Nucor shall be (i) released from any obligation to make any further payments to Executive (or his estate) under Section 3, (ii) entitled to cancel any unexercised stock options granted under the Company’s equity incentive plan from and after the date of this Agreement (the “Post-Agreement Date Option Grants”), and (iii) entitled to seek other appropriate relief, including, without limitation, repayment by the Executive of the amounts already paid under Section 3 of this Agreement; and

(b) Executive shall (i) forfeit any unexercised Post-Agreement Date Option Grants and (ii) forfeit and immediately return upon demand by Nucor any profit realized by Executive from the exercise of any Post-Agreement Date Option Grants during the six (6) month period preceding Executive’s breach of any of the provisions of Sections 8 through 13 of this Agreement.

Executive agrees that any breach or threatened breach of Sections 8 through 13 will cause Nucor irreparable harm which cannot be remedied through monetary damages and the alternative relief set forth in Section 15(a) shall not be considered an adequate remedy for the harm Nucor would incur. Executive further agrees that such remedies in Section 15(a) will not preclude injunctive relief.

If Executive breaches or threatens to breach any of the provisions of Sections 10, 11 or 13 of this Agreement and Nucor obtains an injunction, preliminary or otherwise, ordering the Executive to adhere to the restrictive period required by the applicable section, then the applicable restrictive period will be extended by the number of days that have elapsed from the date of Executive’s termination until the time the injunction is granted.

Executive further agrees, unless otherwise prohibited by law, to pay Nucor’s attorneys’ fees and costs incurred in successfully enforcing its rights under this Section, or in defending against any action brought by Executive or on Executive’s behalf in violation of or under this Section in which Nucor prevails. Executive agrees that Nucor’s actions pursuant to this Section, including, without limitation, filing a legal action, are permissible and are not and will not be considered by Executive to be retaliatory. Executive further represents and acknowledges that in the event of the termination of Executive’s employment for any reason, Executive’s experience and capabilities are such that Executive can obtain employment and that enforcement of this Agreement by way of injunction will not prevent Executive from earning a livelihood.

16. Reasonableness of Restrictions. Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon Nucor under Sections 10, 11, 12, 13 and 15 and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which would otherwise be unfair to Nucor, do not interfere with Executive’s exercise of his inherent skill and experience, are reasonably required to protect the legitimate interests of Nucor, and do not confer a benefit upon Nucor disproportionate to the detriment to Executive. Executive certifies that he has had the opportunity to discuss this Agreement with such legal advisors as he chooses and that he understands its provisions and has entered into this Agreement freely and voluntarily.

17. Applicable Law. This Agreement shall be interpreted, construed and governed according to the laws of the State of North Carolina, regardless of choice of law principles to the contrary. Each party, for themselves and their successors and assigns, hereby irrevocably (a) consents to the exclusive jurisdictions of the State and Federal courts located in the State of North Carolina; and (b) waives any objection to any such action based on venue or forum non conveniens. This Agreement is intended, among other things, to supplement the provisions of the North Carolina Trade Secrets Protection Act, as amended from time to time, and the duties Executive owes to Nucor under the common law, including, but not limited to, the duty of loyalty.

18. Executive to Return Property. Executive agrees that upon (a) the termination of Executive’s employment with Nucor, whether by Executive or Nucor for any reason (with or without cause), or (b) the written request of Nucor, Executive (or in the event of the death or disability of Executive, Executive’s heirs, successors, assigns and legal representatives) shall return to Nucor any and all property of Nucor, including but not limited to all Secret Information, Confidential Information, notes, data, tapes, computers, lists, reference items, phones, documents, sketches, drawings, software, product samples, rolodex cards, forms, manuals, and equipment, without retaining any copies or summaries of such property. Executive further agrees that to the extent Secret Information or Confidential Information are in electronic format and in Executive’s possession, custody or control; Executive will provide all such copies to Nucor and will not keep copies in such format but, upon Nucor’s request, will confirm the permanent deletion thereof.

19. Entire Agreement; Amendments. This Agreement discharges and cancels all previous agreements and constitutes the entire agreement between the parties with regard to the subject matter hereof. No agreements, representations, or statements of any party not contained herein shall be binding on either party. Further, no amendment or variation of the terms or conditions of this Agreement shall be valid unless in writing and signed by both parties.

20. Assignability. This Agreement and the rights and duties created hereunder shall not be assignable or delegable by Executive. Nucor may, at its option and without consent of Executive, assign its rights and duties hereunder to any successor entity or transferee of Nucor’s assets.

21. Binding Effect. This Agreement shall be binding upon and inure to the benefit of Nucor and Executive and their respective successors, assigns, heirs and legal representatives.

22. No Waiver. No failure or delay by any party to this Agreement to enforce any right specified in this Agreement will operate as a waiver of such right, nor will any single or partial exercise of a right preclude any further or later enforcement of the right within the period of the applicable statute of limitations.

23. Compliance with Code Section 409A. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that Nucor determines would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986 (the “Code”) would otherwise be payable or distributable under this Agreement by reason of the Executive’s separation from service, then to the extent necessary to comply with Code Section 409A: (i) if the payment or distribution is payable in a lump sum, the Executive’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Executive’s death or the first day of the seventh month following the Executive’s separation from service, and (ii) if the payment, distribution or benefit is payable or provided over time, the amount of such non-exempt deferred compensation or benefit that would otherwise be payable or provided during the six-month period immediately following the Executive’s separation from service will be accumulated, and the Executive’s right to receive payment or distribution of such accumulated amount or benefit will be delayed until the earlier of the Executive’s death or the first day of the seventh month following the Executive’s separation from service and paid or provided on the earlier of such dates, without interest, and the normal payment or distribution schedule for any remaining payments, distributions or benefits will commence. For purposes of this Agreement, the term “separation from service” shall be defined as provided in Code Section 409A and applicable regulations.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates specified below.

/s/ R. Joseph Stratman
Date:	October 11, 2007

NUCOR CORPORATION

By:	/s/ John J. Ferriola
Its:	Chief Operating Officer of Steelmaking Operations
Date:	October 11, 2007